Exhibit 10.1

DATED     February 26, 2019

PACIFIC GREEN TECHNOLOGIES INC.

as Company

-and-

RICHARD OLIVER

as Employee

EMPLOYMENT CONTRACT

1.	INTERPRETATION	1

2.	TERM OF APPOINTMENT	2

3.	EMPLOYEE WARRANTIES	2

4.	DUTIES AND OBLIGATIONS	2

5.	PLACE OF WORK	4

6.	HOURS OF WORK	5

7.	SALARY	5

8.	EXPENSES	5

9.	HOLIDAYS	6

10.	RESTRICTIVE COVENANTS	6

11.	INCAPACITY	8

12.	CONFIDENTIAL INFORMATION	8

13.	PAYMENT IN LIEU OF NOTICE	9

14.	TERMINATION WITHOUT NOTICE	9

15.	OBLIGATIONS ON TERMINATION	10

16.	DISCIPLINARY AND GRIEVANCE PROCEDURES	11

17.	DATA PROTECTION	12

18.	COLLECTIVE AGREEMENTS	12

19.	RECONSTRUCTION AND AMALGAMATION	12

20.	NOTICES	13

21.	ENTIRE AGREEMENT	13

22.	VARIATION	13

23.	COUNTERPARTS	14

24.	THIRD PARTY RIGHTS	14

25.	GOVERNING LAW	14

26.	JURISDICTION	14

i

This agreement is dated February 26, 2019

PARTIES

(1)	PACIFIC GREEN TECHNOLOGIES INC., a company incorporated in Delaware, USA, with a registered address situated at 3500 S. DuPont Highway, Dover, Kent County 19901, USA (Company)

(2)	RICHARD OLIVER of 5 Green Farm Lane, Barrow, Bury St Edmunds, SUFFOLK IP29 5DN (Employee)

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this Clause 1 apply in this agreement.

Appointment: the employment of the Employee by the Company on the terms of this agreement.

Associated Employer: has the meaning given to it in the Employment Rights Act 1996.

Board: the board of directors of the Company (including any committee of the board duly appointed by it).

Commencement Date: May 24, 2019.

Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of any Group Company for the time being confidential to any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of any Group Company or any of their business contacts.

Garden Leave: any period during which the Company has exercised its rights under Clause 15.

Group Company: the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.

Incapacity:  any sickness, injury or other medical disorder or condition which prevents the Employee from carrying out his duties.

Restricted Business: the business of the Company and any Group Company with which the Employee was involved to a material extent in the 12 months before Termination.

Restricted Customer: any firm, company or person who, during the 12 months before Termination, was a customer or prospective customer of or was in the habit of dealing with the Company or any Group Company with whom the Employee had contact or about whom he became aware or informed in the course of employment.

Restricted Person: anyone employed or engaged by the Company or any Group Company at a senior executive level and who could materially damage the interests of the Company or any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom the Employee dealt in the 12 months before Termination in the course of employment.

SSP: statutory sick pay.

Subsidiary and Holding Company: in relation to a company mean “subsidiary” and “holding company” as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6	The schedules to this agreement form part of (and are incorporated into) this agreement.

2.	TERM OF APPOINTMENT

2.1	The Appointment shall be deemed to have commenced on the Commencement Date and shall continue, subject to the remaining terms of this agreement, until terminated by either party giving the other not less than 6 months’ prior notice in writing.

2.2	The Employee consents to the transfer of his employment under this agreement to an Associated Employer at any time during the Appointment.

3.	EMPLOYEE WARRANTIES

3.1	The Employee represents and warrants to the Company that, by entering into this agreement or performing any of his obligations under it, he will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him and undertakes to indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result if he is in breach of any such obligations.

3.2	The Employee warrants that he is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if he ceases to be so entitled during the Appointment.

4.	DUTIES AND OBLIGATIONS

4.1	The Employee shall be appointed as “Chief Financial Officer” of the Company or such other role as the Company considers appropriate and the Employee shall be responsible for the duties noted in Clause 4.2.

4.2	The Employee’s responsibilities include the following:

(a)	ensuring appropriate systems and procedures for financial control of the Group and effectively and clearly communicating potential risks in a timely manner;

(b)	ensuring appropriate systems and procedures for reporting on, the Group financial performance, including preparation of monthly management accounts, quarterly and annual accounts for SEC reporting;

(c)	leading the execution of the Group’s financial strategy and support the wider Group strategy;

(d)	supporting COO on IT strategy;

(e)	supporting COO in reporting performance metrics for the Group based up on monthly, quarterly and annual targets by department, division and company within the Group;

(f)	ensuring timely production of annual budgets and rolling [3 year] forecasts;

(g)	supporting COO on increasing revenue, reducing costs and minimising working capital;

(h)	ensuring the timely collection of receivables and payments of suppliers;

(i)	supporting the CEO and COO on acquisitions and other corporate activity;

(j)	managing day-to-day treasury, including appropriate risk management and controls; and

(k)	devising, implementing and maintaining suitable tax structures, such as to minimise tax payable by the Group, whilst maintaining the standards expected of an SEC-registered business.

4.3	Upon a request from the Board, the Employee will be appointed a director of the following companies in the Group but without additional compensation:

(a)	the Company;

(b)	Pacific Green Marine Technologies Limited;

(c)	Pacific Green Marine Technologies Inc.; and

(d)	any other Group Company as the Board shall direct.

4.4	During the Appointment the Employee shall:

(a)	act as a director of the Company and carry out duties on behalf of any other Group Company including, if so required by the Board, acting as an officer or consultant of any such Group Company;

(b)	comply with the articles of association (as amended from time to time) of the Company and any other Group Company of which he is a director;

(c)	abide by any statutory, fiduciary or common-law duties to any Group Company of which he is a director;

(d)	not do anything that would cause him to be disqualified from acting as a director

(e)	unless prevented by Incapacity, devote the whole of his time, attention and abilities to the business of the Company and any Group Company of which he is an officer or consultant;

(f)	do such things as are reasonable and necessary to ensure compliance by himself and the Company or any relevant Group Company with the Companies Act 2006 and any similar rules in any other applicable jurisdiction including the rules and regulations of the Nasdaq;

(g)	diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Company together with such person or persons as the Company may appoint to act jointly with him;

(h)	comply with all reasonable and lawful directions given to him by the Company;

(i)	promptly make such reports to the Board in connection with the affairs of any Group Company on such matters and at such times as are reasonably required; and

(j)	use his best endeavours to promote, protect, develop and extend the business of any Group Company.

4.5	Subject to the other provisions of this Clause, during the Appointment the Employee shall not, except as a representative of the Company or with the prior written approval of the Board, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation. Notwithstanding the previous sentence, the Employee may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by any Group Company.

4.6	The Employee shall comply with the Company’s anti-corruption and bribery policy and related procedures at all times.

4.7	All documents, manuals, hardware and software provided for the Employee’s use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

5.	PLACE OF WORK

5.1	The Employee’s normal place of work is at the place of business of the Company in London, England.

5.2	The Employee agrees to travel on any Group Company’s business (both within the United Kingdom, the People’s Republic of China, Canada, United States of America and elsewhere) as may be required for the proper performance of his duties under the Appointment.

5.3	During the Appointment the Employee shall not be required to work outside the United Kingdom for any continuous period of more than 4 weeks.

6.	HOURS OF WORK

The Employee’s normal working hours shall be 0930 to 1830 on Mondays to Fridays and such additional hours as are necessary for the proper performance of his duties. The Employee acknowledges that he shall not receive further remuneration in respect of such additional hours.

7.	SALARY

7.1	The Employee shall be paid an initial salary of US$150,000 per annum. The Employee will be able to sacrifice some of this salary in exchange for pension contributions, such that these salary alternatives will cost an equivalent amount to the Company as the salary sacrificed.

7.2	The Employee’s salary shall accrue from day to day at a rate of 1/365 of the Employee’s annual salary and be payable monthly in arrears on or about 27th of each month directly into the Employee’s bank or building society.

7.3	The Employee’s salary shall be reviewed by the Board annually, the first such review to take place on the anniversary of this agreement The Company is under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either party to terminate the Appointment.

7.4	The Employee may be awarded certain performance related bonuses in accordance with the Schedule of this Agreement. References in this Schedule to shares and/or stock are references to the shares/stock of the Company.

7.5	During the Appointment and for six years following its termination the Employee shall be entitled to be covered by a policy of directors’ and officers’ liability insurance on terms no less favourable than those in place from time to time for other members of the Board. A copy of the policy is available from the Board.

7.6	The Company may deduct from the salary, or any other sums owed to the Employee, any money owed to any Group Company by the Employee.

8.	EXPENSES

8.1	The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Employee in the course of the Appointment, subject to production of VAT receipts or other appropriate evidence of payment.

8.2	The Company shall promptly reimburse the Employee for suitable and agreed Hotel accommodation in London (payable monthly on a pro rata basis) for 1 night per week during his employment..

8.3	The Employee shall abide by the Company’s policies on expenses as communicated to him from time to time.

8.4	Any credit card supplied to the Employee by the Company shall be used only for expenses incurred by him in the course of the Appointment.

9.	HOLIDAYS

9.1	The Company’s holiday year runs between 1 January and 31 December. If the Appointment commences or terminates part way through a holiday year, the Employee’s entitlement during that holiday year shall be calculated on a pro-rata basis rounded up to the nearest half day.

9.2	The Employee shall be entitled to 20 days’ paid holiday in each holiday year together with the usual public holidays in England and Wales.

9.3	Holiday shall be taken at such time or times as shall be approved in advance by the Board. The Employee shall not carry forward any accrued but untaken holiday entitlement to a subsequent holiday year unless the Employee has been prevented from taking it in the relevant holiday year by one of the following: a period of sickness absence or statutory maternity leave, paternity, adoption, parental or shared parental leave. In cases of sickness absence, carry-over is limited to 2 weeks’ holiday per year less any leave taken during the holiday year that has just ended. Any such carried over holiday which is not taken within eighteen months of the end of the relevant holiday year will be lost.

9.4	If the Company has terminated or would be entitled to terminate the Appointment under Clause 13 or if the Employee has terminated the Appointment in breach of this agreement any payment due under Clause 9 shall be limited to the Employee’s statutory entitlement under the Working Time Regulations 1998 (SI 1998/1833) and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.

9.5	If on termination of the Appointment the Employee has taken more holiday than his accrued holiday entitlement, the Company shall be entitled to deduct the excess holiday pay from any payments due to the Employee.

9.6	If either party has served notice to terminate the Appointment, the Board may require the Employee to take any accrued but unused holiday entitlement during the notice period.

10.	RESTRICTIVE COVENANTS

10.1	In order to protect the Confidential Information and business connections of the Company and each Group Company to which he has access as a result of the Appointment, the Employee covenants with the Company (for itself and as trustee and agent for each Group Company) that he shall not:

(a)	for 12 months after Termination solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

(b)	for 12 months after Termination in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Company any Restricted Person;

(c)	for 12 months after Termination in the course of any business concern which is in competition with any Restricted Business, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement;

(d)	for 12 months after Termination, be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business;

(e)	for 12 months after Termination be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or

(f)	at any time after Termination, represent himself as connected with the Company or any Group Company in any Capacity, other than as a former employee, or use any registered business names or trading names associated with the Company or any Group Company.

10.2	None of the restrictions in Clause 10.1 shall prevent the Employee from:

(a)	holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange; or

(b)	being engaged or concerned in any business concern insofar as the Employee’s duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business

10.3	The restrictions imposed on the Employee by this Clause 10 apply to him acting:

(a)	directly or indirectly; and

(b)	on his own behalf or on behalf of, or in conjunction with, any firm, company or person.

10.4	The periods for which the restrictions in Clause 10 apply shall be reduced by any period that the Employee spends on Garden Leave immediately before Termination.

10.5	The Company and the Employee entered into the restrictions in this Clause 10 having been separately legally advised.

10.6	Each of the restrictions in this Clause 10 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

10.7	If the Employee’s employment is transferred to any firm, company, person or entity other than a Group Company (the “New Employer”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Employee will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this Clause 10, protecting the confidential information, trade secrets and business connections of the New Employer.

10.8	The Employee will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which he agrees to be bound by restrictions corresponding to those restrictions in this Clause 10 (or such of those restrictions as the Company deems appropriate) in relation to that Group Company.

11.	INCAPACITY

11.1	If the Employee is absent from work due to Incapacity, the Employee shall notify the Board of the reason for the absence as soon as possible but no later than 10am on the first day of absence.

11.2	The Employee shall certify his absence in accordance with the Company sickness policy from time to time.

11.3	Subject to the Employee’s compliance with this agreement and the Company sickness policy (as amended from time to time), the Employee shall receive sick pay in accordance with the Company sickness policy, which may be amended from time to time. The Employee’s qualifying days for SSP purposes are Monday to Friday.

11.4	Pension contributions will continue as normal while the Employee is paid at the full rate in accordance with Clause 11.3.

11.5	The Employee agrees to consent to medical examinations (at the Company’s expense) by a doctor nominated by the Company should the Company so require.

11.6	If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, the Employee shall immediately notify the Board of that fact and of any claim, settlement or judgment made or awarded in connection with it and all relevant particulars that the Board may reasonably require. The Employee shall if required by the Board, co-operate in any related legal proceedings and refund to the Company that part of any damages or compensation recovered by him relating to the loss of earnings for the period of the Incapacity as the Board may reasonably determine less any costs borne by him in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to the Employee by the Company in respect of the period of Incapacity.

11.7	The rights of the Company to terminate the Appointment under the terms of this agreement apply even when such termination would or might cause the Employee to forfeit any entitlement to sick pay, permanent health insurance or other benefits.

12.	CONFIDENTIAL INFORMATION

12.1	The Employee acknowledges that in the course of the Appointment he will have access to Confidential Information. The Employee has therefore agreed to accept the restrictions in this Clause 12.

12.2	The Employee shall not (except in the proper course of his duties), either during the Appointment or at any time after its termination (however arising), use or disclose to any person, company or other organisation whatsoever (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:

(a)	any use or disclosure authorised by the Board or required by law;

(b)	any information which is already in, or comes into, the public domain other than through the Employee’s unauthorised disclosure; or

(c)	any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

13.	PAYMENT IN LIEU OF NOTICE

13.1	Notwithstanding Clause 2, the Company may, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by notifying the Employee that the Company is exercising its right under this Clause 13 and that it will make within 28 days a payment in lieu of notice (Payment in Lieu), or the first instalment of any Payment in Lieu, to the Employee. This Payment in Lieu will be equal to the basic salary (as at the date of termination) which the Employee would have been entitled to receive under this agreement during the notice period referred to in Clause 2 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

(a)	any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;

(b)	any payment in respect of benefits which the Employee would have been entitled to receive during the period for which the Payment in Lieu is made; and

(c)	any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

13.2	The Company may pay any sums due under Clause 13.1 in equal monthly instalments until the date on which the notice period referred to at Clause 2 would have expired if notice had been given. The Employee shall be obliged to seek alternative income during this period and to notify the Company of any income so received. The instalment payments shall then be reduced by the amount of such income.

13.3	The Employee shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in Clause 13.1. Nothing in this Clause 13 shall prevent the Company from terminating the Appointment in breach.

13.4	Notwithstanding Clause 13.1 the Employee shall not be entitled to any Payment in Lieu if the Company would otherwise have been entitled to terminate the Appointment without notice in accordance with Clause 14. In that case the Company shall also be entitled to recover from the Employee any Payment in Lieu (or instalments thereof) already made.

14.	TERMINATION WITHOUT NOTICE

14.1	The Company may also terminate the Appointment with immediate effect without notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of termination) if the Employee:

(a)	is guilty of any gross misconduct affecting the business of any Group Company;

(b)	commits any serious or repeated breach or non-observance of any of the provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions of the Company;

(c)	is, in the reasonable opinion of the Board, negligent and incompetent in the performance of his duties;

(d)	is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984;

(e)	is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing;

(f)	is, in the opinion of a medical practitioner physically or mentally incapable of performing their duties and may remain so for more than three months and the medical practitioner has given a medical opinion to the Board to that effect;

(g)	ceases to be eligible to work in the United Kingdom;

(h)	is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Board brings or is likely to bring the Employee or any Group Company into disrepute or is materially adverse to the interests of any Group Company;

(i)	is in breach of the Company’s anti-corruption and bribery policy and related procedures; or

(j)	is guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems.

14.2	The rights of the Company under Clause 14.1 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this agreement by the Employee as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

15.	OBLIGATIONS ON TERMINATION

15.1	On termination of the Appointment (however arising) the Employee shall:

(a)	Immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of any Group Company or its business contacts, any keys, credit card and any other property of any Group Company including any car provided to the Employee, which is in his possession or under his control;

(b)	irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the Company’s premises; and

(c)	provide a signed statement that he has complied fully with his obligations under this Clause 15.1 together with such reasonable evidence of compliance as the Company may request.

15.2	On termination of the Appointment however arising the Employee shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by any Group Company in which he may participate.

15.3	Except with the prior approval of the Board, or as provided in the articles of association of any Group Company of which he is a director, the Employee shall not resign as a director of any Group Company.

15.4	If during the Appointment the Employee ceases to be a director of any Group Company (otherwise than by reason of his death, resignation or disqualification pursuant to the articles of association of the relevant Group Company, as amended from time to time, or by statute or court order) the Appointment shall continue with the Employee as an employee only and the terms of this agreement (other than those relating to the holding of the office of director) shall continue in full force and effect. The Employee shall have no claims in respect of such cessation of office.

15.5	Following service of notice to terminate the Appointment by either party, or if the Employee purports to terminate the Appointment in breach of contract, the Board may by written notice place the Employee on Garden Leave for the whole or part of the remainder of the Appointment.

15.6	During any period of Garden Leave:

(a)	the Company shall be under no obligation to provide any work to the Employee and may revoke any powers the Employee holds on behalf of any Group Company;

(b)	the Company may require the Employee to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Employee, at such location (including the Employee’s home) as the Company may decide;

(c)	the Employee shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(d)	the Employee shall remain an employee of the Company and bound by the terms of this agreement (including any implied duties of good faith and fidelity);

(e)	the Employee shall ensure that the CEO of the Company knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);

(f)	the Company may exclude the Employee from any premises of any Group Company; and

(g)	the Company may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company.

16.	DISCIPLINARY AND GRIEVANCE PROCEDURES

16.1	The Employee is subject to the Company’s disciplinary and grievance procedures which shall be notified to the Employee. These procedures do not form part of the Employee’s contract of employment.

16.2	If the Employee wants to raise a grievance, he may apply in writing to a director in accordance with the Company’s grievance procedure.

16.3	If the Employee wishes to appeal against a disciplinary decision he may apply in writing to the CEO of the Company in accordance with the Company’s disciplinary procedure.

16.4	The Company may suspend the Employee from any or all of his duties for no longer than is necessary to investigate any disciplinary matter involving the Employee or so long as is otherwise reasonable while any disciplinary procedure against the Employee is outstanding.

16.5	During any period of suspension:

(a)	the Employee shall continue to receive his basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(b)	the Employee shall remain an employee of the Company and bound by the terms of this agreement;

(c)	the Employee shall ensure that the Board knows where he will be and how he can be contacted during each working day (except during any periods taken as holiday in the usual way);

(d)	the Board may exclude the Employee from his place of work or any other premises of any Group Company; and

(e)	the Board may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of any Group Company.

17.	DATA PROTECTION

17.1	The Company will collect and process information relating to the Employee in accordance with usual company policies from time to time.

17.2	The Employee shall comply with the Data protection policy when handling personal data in the course of employment including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of the Company. The Employee will also comply with the Company’s IT and communications systems policy and Social media policy.

17.3	Failure to comply with the Data protection policy or any of the policies listed above in Clause 17.2 may be dealt with under our disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to summary dismissal.

18.	COLLECTIVE AGREEMENTS

There is no collective agreement which directly affects the Appointment.

19.	RECONSTRUCTION AND AMALGAMATION

If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of any Group Company, whether by winding up or otherwise, and the Employee is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, the Employee shall have no claim against the Company or any such undertaking arising out of or connected with the termination.

20.	NOTICES

20.1	A notice given to a party under this agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address (or email) given in this agreement or as otherwise notified in writing to the other party.

20.2	Any such notice shall be deemed to have been received:

(a)	if delivered by hand, at the time the notice is left at the address or given to the addressee;

(b)	in the case of pre-paid first class UK post or other next working day delivery service, at 9.00 am on the second business day after posting or at the time recorded by the delivery service; or

(c)	in the case of pre-paid airmail, 9.00 am on the fifth Business Day after posting or at the time recorded by the delivery service; or

(d)	in the case of email, one hour after the time of transmission.

20.3	A notice shall have effect from the earlier of its actual or deemed receipt by the addressee. For the purpose of calculating deemed receipt:

(a)	all references to time are to local time in the place of deemed receipt; and

(b)	if deemed receipt would occur on a Saturday or Sunday or a public holiday when banks are not open for business, deemed receipt is at 9.00 am on the next business day.

20.4	This clause does not apply to the service of any proceedings or other documents in any legal action.

21.	ENTIRE AGREEMENT

21.1	This agreement and any document referred to in it constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

21.2	Each party acknowledges that in entering into this agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement.

21.3	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.

21.4	Nothing in this clause shall limit or exclude any liability for fraud.

22.	VARIATION

No variation or agreed termination of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

23.	COUNTERPARTS

23.1	This agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

23.2	No counterpart shall be effective until each party has executed and delivered at least one counterpart.

24.	THIRD PARTY RIGHTS

No one other than a party to this agreement shall have any right to enforce any of its terms.

25.	GOVERNING LAW

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

26.	JURISDICTION

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This agreement has been entered into on the date stated at the beginning of it.

Signed by Scott Poulter	/s/ Scott Poulter
for and on behalf of Pacific Green Technologies Inc.	Scott Poulter, Executive Director

/s/ Richard Oliver
Signed by RICHARD OLIVER	Richard Oliver

Schedule – list of bonuses/share options

Financial bonuses

1	US$2,500 for the smooth transition of the accounting system to the UK/cloud, provided that this is within 6 weeks of the commencement date of this Agreement;

2	US$2,500 on appointment of a Big 4 auditor by 30 April 2019;

3	US$7,500 for providing all the financial and accounting support required to establish the Company's JV arrangement with PowerChina by the end of June 2019;

4	US$10,000 for timely financial integration of acquisitions, or equivalent financial support for other corporate actions;

5	US$2,500 for meeting each Quarterly reporting deadline, $5,000 for meeting Annual reporting deadline;

6	US$10,000 for timely investor presentations - for roadshows, Annual results & some Quarterly; and

7	US$10,000 for ensuring timely receipt by the Group of all material receivables, or early flagging of non-receipt (and same for payments); and

8	Such other discretionary bonus based up on Group exceptional performance in the absolute discretion of the Company.

Shares/option

9	25,000 shares option at a 25% discount to the price in the 30 days prior to the date of this agreement, exercisable 18 months after the date of this agreement.

10	25,000 shares option at a 25% discount to the price in the 30 days prior to the first anniversary of this agreement, exercisable 18 months after the first anniversary of this agreement.

END OF DOCUMENT